Exhibit 99.1

D&K Healthcare Resources Expects 1st Quarter Loss - Completes Acquisition of PBI

    ST. LOUIS--(BUSINESS WIRE)--Oct. 11, 2004--D&K Healthcare
Resources, Inc. (NASDAQ: DKHR):

    -- Company expects to report diluted loss per share of between $(0.14) and $(0.16) for the first quarter of fiscal 2005, as a result of industry conditions

    -- Independent and regional pharmacies sales for the quarter grew 38%, excluding the Walsh acquisition

    -- National accounts sales of $38 million for the quarter were 5% of total sales, compared to 27% in the prior year period

    -- Will release first quarter financial results on Tuesday, October 26, 2004

    --  Pharmaceutical Buyers now wholly owned by Company

    D&K Healthcare Resources, Inc. (NASDAQ: DKHR) announced today that due to lower sales in the national account trade class and lower gross profit margins in the independent and regional pharmacies trade class it expects to report a net loss per diluted share of between $(0.14) and $(0.16) for the quarter ended September 30, 2004. The Company's first fiscal quarter is historically the lowest in volume and gross profit and was further negatively impacted by a lack of price increases by pharmaceutical manufacturers and a slower than anticipated transition from a "buy and hold" to a "fee for service" industry model.
    The Company is in the process of evaluating the impact of first quarter results on full year projections, while taking into account the changing industry model, changes in manufacturers' inventory management practices, changes in product pricing practices, and a higher scrutiny of the healthcare industry in an election year. These factors and others may make near-term results difficult to project. The Company is, however, confident that its financial performance will improve over the remainder of the fiscal year compared to the first quarter.
    The Company also announced that it has completed the acquisition of the remaining 30% of Pharmaceutical Buyers, Inc. (PBI), a Colorado-based group purchasing organization for alternate-site providers whose members include long-term care providers, home infusion providers and medical equipment distributors. The purchase price was $12.4 million.
    As reported in the recent trends discussion included in its June 30, 2004 Annual Report, fewer than anticipated product price increases enacted by pharmaceutical manufacturers and changes in manufacturers' inventory management practices resulting in reduced availability of product have impacted revenues in the national accounts trade class. Estimated net sales for the quarter in this trade class were $38 million compared to $128 million in the same quarter of last year. This represents approximately 5% of total sales for the quarter compared to 27% in the same quarter of last year.
    Fewer than anticipated product price increases also resulted in lower gross profit margin in the independent and regional pharmacies trade class during the quarter ended September 30, 2004. Assuming that the majority of the anticipated price increases occur sometime during the fiscal year, a portion of this quarterly impact may be recovered in future periods. Sales trends in the independent and regional pharmacies trade class show continued growth with increases over the previous year of 38%, excluding Walsh HealthCare-related sales.
    "We are disappointed in the performance of our national accounts business, but encouraged by the top-line performance in our independent and regional trade class," Chairman and CEO J. Hord Armstrong, III said. "D&K's earnings performance over time will evolve to reflect the continuing growth of our core business - independent and regional pharmacies and other healthcare providers in our service territory."

    Earnings Call

    The Company announced it will release first quarter financial results on Tuesday, October 26, 2004 before the stock market opens, and will provide a live webcast of its earnings conference call on the same day beginning at 10:00 a.m. Eastern Time.
    Speakers on the call will include: Hord Armstrong, Chairman and CEO, Martin Wilson, President and COO, and Tom Hilton, Senior Vice President and CFO.
    The live conference call webcast and replay can be accessed at D&K Healthcare's site, www.dkhealthcare.com. The replay will be available two hours following the completion of the live webcast and for the following 10 business days.
    The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can access the call via www.fulldisclosure.com. Institutional investors can access the call via www.streetevents.com.

    Company Description

    D&K Healthcare Resources, Inc., which had fiscal 2004 sales of $2.5 billion, is a full-service wholesale distributor of branded and generic pharmaceuticals and over-the-counter health and beauty aid products. Headquartered in St. Louis, D&K serves three classes of customers from eight distribution centers: independent and regional pharmacies with locations in one or more of 27 states, primarily in the Midwest, Upper Midwest and South; national accounts that operate locations in multiple regions of the United States; and other healthcare providers including hospitals, alternate-site care providers, and pharmacy benefit management companies in its primary distribution area. D&K also offers a number of proprietary information systems, marketing and business management solutions, and owns Pharmaceutical Buyers, Inc., a leading alternate-site group purchasing service located in Broomfield, CO. More information can be found at www.dkhealthcare.com.

    Forward-looking Statements

    This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to risks and uncertainties. The company's actual results could differ materially from those currently anticipated due to a number of factors, including without limitation, the competitive nature of the wholesale pharmaceutical distribution industry with many competitors having substantially greater resources than D&K Healthcare, the company's ability to maintain or improve its operating margins with the industry's competitive pricing pressures, the company's customers and suppliers generally having the right to terminate or reduce their purchases or shipments on relatively short notice, the ability to maintain prime vendor status with cooperative buying groups, the availability of investment purchasing opportunities, the company's ability to complete and integrate acquisitions successfully, the changing business and regulatory environment of the healthcare industry in which the company operates, including manufacturers' pricing or distribution policies or practices, changes in private and governmental reimbursement or in the delivery systems for healthcare products, changes in interest rates, and other factors set forth in reports and other documents filed by D&K Healthcare with the Securities and Exchange Commission from time to time. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. D&K Healthcare undertakes no obligation to publicly update or revise any forward-looking statements.


    CONTACT: D&K Healthcare Resources, Inc.
             Investor Relations Department, 314-290-2671